Exhibit 99.1

FOR IMMEDIATE RELEASE

AROTECH ANNOUNCES MANAGEMENT CHANGES

- Steven Esses Named President and Thomas J. Paup Named Chief Financial Officer -

Auburn, Alabama, January 5, 2006 - Arotech Corporation (NasdaqNM: ARTX) announced today that Steven Esses will take over the position of President of Arotech, replacing Robert S. Ehrlich, effective immediately. In his new capacity, Mr. Esses will continue to serve as the Company’s Chief Operating Officer. Mr. Ehrlich will remain Arotech’s Chairman of the Board and CEO.

For the past three years, Mr. Esses has played a key role in Arotech’s transformation into a leading provider of defense and security products, both as a director and as Executive Vice President and Chief Operating Officer of the Company. Prior to joining Arotech, Mr. Esses was a principal with Stillwater Capital Partners, Inc., a New-York based investment research and advisory company specializing in alternative investment strategies. He also acted as an independent consultant to new and existing businesses in the areas of finance and business development. Mr. Esses also has extensive operational experience stemming from the retail industry.

Arotech also announced today the appointment of Thomas J. Paup to the position of Vice President - Finance and Chief Financial Officer of the Company, replacing Avihai Shen, effective on or before March 31, 2006. Mr. Paup joins Arotech with a rich history in the field of finance and is currently a Finance Lecturer at Eastern Michigan University. Mr. Paup was an Affiliated Partner with McMillan|Doolittle LLP from March 2002 until accepting this position with the Company, and prior thereto, he was an Executive in Residence and Finance Instructor at DePaul University’s Kellstadt Graduate School of Business. Prior to his teaching experience, Mr. Paup spent over 25 years in the retail industry. Most recently, between 1997 and 2000, Mr. Paup was the Executive Vice President and Chief Financial Officer and member of the Board of Directors of Montgomery Ward and Company. Mr. Paup brings a broad background of strategic and operational management experiences from the department store industry, where he served as CFO of Lord & Taylor and Kaufmann’s and Controller of Bloomingdale’s and Robinson-May. Noted in the industry as a turnaround specialist, Mr. Paup assisted Montgomery Ward in its emergence from bankruptcy and Lord & Taylor in its restructuring into a national department store chain. Mr. Paup holds an MBA in Finance and a BBS from Eastern Michigan University.

“I am delighted to announce these new appointments, and wish Steven and Tom much success in their new positions,” said Robert S. Ehrlich, Chairman and CEO of Arotech. “We have already made substantial progress in implementing our restructuring program as we remain focused on our goals to achieve profitable growth through existing operations. We look forward to benefiting from the extensive experience and expertise of our newly enriched management team to achieve these goals.

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“I also would like to take this opportunity to thank our present Vice President - Finance and CFO, Avihai Shen, for his dedicated effort and contribution to the Company. Avihai has agreed to stay with us through March 31, 2006 in order to assist with a smooth transition and to help in the process of our annual audit and preparation of our annual report to the SEC. We appreciate Avihai’s agreeing to remain with us during this time.”

About Arotech Corporation

Arotech Corporation is a leading provider of quality defense and security products for the military, law enforcement and homeland security markets, including multimedia interactive simulators/trainers, lightweight armoring and advanced zinc-air and lithium batteries and chargers. Arotech operates through three major business divisions: Armor, Simulation and Security and Battery and Power Systems.

Arotech is incorporated in Delaware, with corporate offices in Auburn, Alabama, and research, development and production subsidiaries in Alabama, Colorado, Michigan, California and Israel.

CONTACT

Investor Relations:
Kim Kelly, VP Corporate Communications, 1-866-317-4677, kim@arotech.com

Except for the historical information herein, the matters discussed in this news release include forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, including the results of our restructuring program. Forward-looking statements reflect management’s current knowledge, assumptions, judgment and expectations regarding future performance or events. Although management believes that the expectations reflected in such statements are reasonable, readers are cautioned not to place undue reliance on these forward-looking statements, as they are subject to various risks and uncertainties that may cause actual results to vary materially. These risks and uncertainties include, but are not limited to, risks relating to: product and technology development; the uncertainty of the market for Arotech’s products; changing economic conditions; delay, cancellation or non-renewal, in whole or in part, of contracts or of purchase orders; Arotech’s ability to remain listed on the Nasdaq Stock Market in accordance with the Nasdaq’s $1.00 minimum bid price and other continued listing standards; dilution resulting from issuances of Arotech’s common stock upon conversion or payment of its outstanding convertible debt, which would be increasingly dilutive if and to the extent that the market price of Arotech’s stock decreases; and other risk factors detailed in Arotech’s most recent Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended, and other filings with the Securities and Exchange Commission. Arotech assumes no obligation to update the information in this release. Reference to the Company’s website above does not constitute incorporation of any of the information thereon into this press release.

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